Exhibit 99.1
Contacts:
InterMune, Inc. Investor Relations Dept, 415-466-2242, ir@intermune.com
INTERMUNE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
— Results include $30 million reserve for proposed government settlement —
— Strong progress made toward $60 million annual reduction in SG&A expense —
Brisbane, Calif., July 27, 2006 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2006. The second quarter results included a $30 million reserve taken in connection with a proposed comprehensive settlement with the government concerning promotional activities for Actimmune ® (Interferon gamma-1b) by former employees during a period ending in January of 2003. Intermune expects that the settlement payments, which are in the process of being negotiated, would be paid over a period of years, and would not negatively impact the Company’s ongoing research and development programs.
“During the second quarter, we made great progress on our three key R&D programs and today we announced that we expect to complete a comprehensive settlement with the government that would resolve all outstanding investigations regarding Actimmune®— ,” said Dan Welch, who joined InterMune as President and CEO in late 2003, after the promotional activities in question came to light.
As a result of the December 30, 2005 divestiture of Infergen® and in compliance with Generally Accepted Accounting Principles (GAAP), revenue and operating costs associated with Infergen® before 2006 are reported in discontinued operations in the Company’s financial statements.
Results for the Second Quarter 2006
InterMune recorded a net loss for the quarter ended June 30, 2006 of $44.0 million, or $1.33 per share. Included in the second quarter loss is $30.0 million in expense taken as a reserve related to a proposed settlement with the government. Excluding the $30.0 million reserve, the net loss for the second quarter of 2006 was $14.0 million, or $0.42 per share, which compares to a net loss of $23.7 million, or 74 cents per share, in the second quarter of 2005.
Total revenue for the second quarter of 2006 was $24.1 million, comprised solely of Actimmune® (interferon gamma-1b) sales compared to second quarter 2005 total revenue of $26.7 million, which included revenue from Actimmune® and Aralast®, a product InterMune stopped co-promoting in December 2005. Second quarter 2006 Actimmune® revenue decreased 7% compared to $25.9 million in the second quarter of 2005.
Cost of goods sold for the second quarter of 2006 was $5.0 million, or approximately 21% of total revenue, compared to $7.5 million, or approximately 28% of total revenue, for the same quarter in 2005. The second quarter 2005 cost of goods included approximately $1.3 million in charges related to the divestment of Amphotec®/Amphocil®.
Research and development (R&D) expense for the second quarter of 2006 was $24.8 million compared to $18.0 million for the second quarter of 2005, an increase of $6.8 million, or 38%. Included in second quarter 2006 R&D expense was $2.3 million of non-cash accounting expense for equity-based compensation, as required by the Financial Accounting Standards Board’s FAS 123R. Excluding the impact of FAS 123R, the second quarter 2006 R&D expense was $22.5 million, an increase of $4.5 million, or 25% compared to the same period in 2005. This increase was due to increased expenses related to advancing the Company’s two Phase III clinical programs in idiopathic pulmonary fibrosis (IPF), INSPIRE for Actimmune® and CAPACITY for pirfenidone, and the preclinical development of its hepatitis C virus protease inhibitor, ITMN-191.
Selling, general and administrative (SG&A) expense for the second quarter of 2006 was $10.1 million, down $6.0 million, or 37%, from $16.1 million in the second quarter of 2005. Included in second quarter 2006 SG&A expense was $2.4 million of non-cash accounting expense for equity-based compensation, as required by FAS 123R. Excluding the impact of FAS 123R, the second quarter 2006 SG&A expense was $7.7 million, a decrease of $8.4 million, or 52%, compared to the same period in 2005. This decrease was largely the result of the reductions in field-based IPF disease awareness activities and a decrease in the number of personnel in the home office, as announced last November.
Results for the Six Months Ended June 30, 2006
InterMune also reported results of operations for the six months ended June 30, 2006. The net loss for the period was $56.8 million, or $1.73 per share. Included in the net loss for the first half of 2006 is $30.0 million in expense taken as a reserve related to a proposed government settlement. Excluding the $30.0 million reserve, the net loss for the period was $26.8 million, or $0.81 per share, which compares to a net loss for the same period in 2005 of $41.1 million, or $1.28 per share.
For the six months ended June 30, 2006, InterMune reported total revenue of $48.5 million compared to $55.0 million for the same period in 2005, a decrease of 12%. The $48.5 million of Actimmune® revenue in the first six months of 2006 decreased 10% from $53.6 million of Actimmune® revenue in the same period of 2005.
Cost of goods sold was $11.3 million for the six months ended June 30, 2006, or approximately 23% of total revenue compared to $14.1 million, or approximately 26% of total revenue, for the same period in 2005.
R&D expense for the six months ended June 30, 2006 was $46.3 million, including $4.4 million in FAS 123R expense. Excluding the impact of FAS 123R, R&D expense was $41.9 million compared to $34.9 million for the corresponding period in 2005, an increase of 20%.
SG&A expense for the first half of 2006 was $20.8 million, including $5.0 million in FAS 123R expense. Excluding the impact of FAS 123R, first half 2006 SG&A expense was $15.8 million compared to $31.7 million for the same period in 2005, a decrease of 50%.
As of June 30, 2006, the Company’s cash, cash equivalents and available for sale securities was approximately $180.1 million.

Reserve Taken in Connection With Proposed Comprehensive Government Settlement
InterMune announced that it has reserved $30 million in connection with a proposed comprehensive settlement with the government concerning promotional activities for Actimmune® by former employees during a period ending in January 2003. This settlement, which is in the process of being negotiated, is expected to resolve all outstanding government investigations of InterMune without criminal sanctions.
“The settlement would resolve this matter in a way that enables us to focus our resources on developing medicines for patients with deadly diseases,” said Welch.
InterMune expects that the settlement terms would not have a negative impact on the Company’s key research and development programs, including its two Phase III clinical programs of Actimmune® and another compound, pirfenidone, for idiopathic pulmonary fibrosis and the Company’s protease inhibitor, ITMN-191, for the treatment of hepatitis C virus infections.
Although the financial terms of the settlement are still under negotiation, InterMune believes that it is appropriate to reserve $30 million to reflect the anticipated financial impact of the settlement. The ultimate settlement terms may differ materially from the proposed settlement.
In addition to a monetary settlement, which would be paid over a period of years, InterMune anticipates that the comprehensive settlement will include various other terms, including a resolution of the pending investigations without criminal sanctions.
“InterMune is a transformed company, with a new management team, a rigorous compliance program and a new development focus. We are looking forward to concluding this settlement and getting this matter behind us,” said Welch.

Recent Business Highlights and Upcoming Milestones
•	On April 13, 2006, InterMune completed the enrollment of its pivotal Phase III INSPIRE trial studying Actimmune® in IPF, enrolling a total of 826 patients in 81 centers in North America and Europe.

•	On April 27, 2006, the Company announced the initiation of the Phase III CAPACITY program of pirfenidone in patients with IPF. The program consists of two multinational trials, CAPACITY 1 and CAPACITY 2, which run concurrently and will enroll a total of approximately 580 patients.

•	The Company expects to submit a Clinical Trial Authorization (CTA) for its HCV protease inhibitor, ITMN-191, in the third quarter of 2006.
2006 Financial Guidance
InterMune expects annual revenue to be in the range of $75-100 million. This range remains wide because the vast majority of the Company’s revenue comes from off-label prescriptions of Actimmune® for IPF and because InterMune does not promote Actimmune® for this indication, it has limited visibility on its revenue. Cost of goods sold in 2006 is expected to be 21-23% of total revenue. R&D expense for the year is expected to be $90-105 million, which includes $5-10 million for estimated expense related to FAS 123R. SG&A expense guidance for 2006 is $30-45 million, which includes $5-10 million for estimated expense related to FAS 123R.

About Actimmune®
Actimmune® is a synthesized version of interferon gamma, a naturally occurring protein believed to stimulate the immune system. InterMune markets Actimmune® for the treatment of two life-threatening congenital diseases: chronic granulomatous disease and severe, malignant osteopetrosis. The most common side effects are flu-like symptoms, including headache, fatigue, fever, chills, and rash. Physicians and patients can obtain additional prescribing information regarding Actimmune®, including the product’s safety profile, by visiting www.actimmune.com.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes two Phase III programs evaluating possible therapeutic candidates for treatment of patients with IPF: the INSPIRE trial is evaluating Actimmune® (interferon gamma-1b) and the CAPACITY program is evaluating pirfenidone. The hepatology portfolio includes the lead HCV protease inhibitor compound, ITMN-191, a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Conference Call and Webcast Details
InterMune will host a conference call today at 4:30 p.m. ET to discuss second quarter 2006 financial results and the settlement reserve. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), and entering the conference ID# 2829891. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for ten business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 2829891. The webcast will remain available on the Company’s website until the next earnings call.
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to the proposed settlement between the government and InterMune concerning certain promotional activities related to Actimmune®. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. The Company’s actual results could differ materially from those described in the forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in the most recent annual report issued by InterMune on Form 10-K filed with the SEC on March 13, 2006 (the “Form 10-K”) and updates included in the most recent Form 10-Q filed with the SEC on May 9, 2006 (the “Form 10-Q”), and other periodic reports filed with the SEC, and also include the following: (i) the information herein is of a preliminary nature and therefore subject to further adjustment; (ii) the ultimate terms of the settlement presently being negotiated with the government concerning certain promotional activities related to Actimmune®; (iii) the amount of cash that InterMune will have to pay to the government related to the anticipated settlement and the ability of InterMune to pay such amount on time or at all; (iv) the potential need for InterMune to raise additional capital in order to comply with the settlement ultimately reached and continue operations and the ability of InterMune to raise such additional capital; (v) the dependence on InterMune’s compliance with the terms of the settlement ultimately reached with the government; and (vi) risks related to changes in federal and state laws and regulations (vii) the risk that if physicians do not prescribe Actimmune® for the treatment of IPF, an indication for which Actimmune® has not been approved by the FDA, or if patient referral rates continue to decline, the Company’s revenue will decline; (viii) risks related to regulation by the FDA and other agencies with respect to the Company’s communications with physicians concerning Actimmune® for the treatment of IPF; (ix) reimbursement risks associated with third-party payors; (x) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (xi) risks related to significant regulatory, supply and competitive barriers to entry; (xii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (xiii) risks related to achieving positive clinical trial results and (xiv) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC.
NOTE: Actimmune® is a registered trademark of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
# # # #

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Product revenue, net
Actimmune	$24,111	$25,892	$48,467	$53,597
Other products	—	782	—	1,424

Total product revenue, net	24,111	26,674	48,467	55,021

Costs and expenses:
Cost of goods sold	5,013	7,535	11,261	14,120
Amortization of product rights	125	144	250	930
Research and development	24,769	17,973	46,330	34,917
Selling, general and administrative	10,085	16,090	20,790	31,745
Provision for estimated settlement	30,000	—	30,000	—

Total costs and expenses	69,992	41,742	108,631	81,712

Loss from operations	(45,881)	(15,068)	(60,164)	(26,691)

Interest income	2,228	1,029	4,370	2,067
Interest expense	(315)	(312)	(629)	(624)
Other income (expense)	(50)	(215)	(127)	455

Loss from continuing operations	(44,018)	(14,566)	(56,550)	(24,793)
Discontinued operations:
Gain (loss) from discontinued operations	38	(9,162)	(216)	(16,341)

Net income (loss)	$(43,980)	$(23,728)	$(56,766)	$(41,134)

Basic and diluted net income (loss) per share:
Continuing operations	$(1.33)	$(0.45)	$(1.72)	$(0.77)
Discontinued operations	$0.00	$(0.29)	$(0.01)	$(0.51)

Net income (loss) per share	$(1.33)	$(0.74)	$(1.73)	$(1.28)

Shares used in calculating basic and diluted net income (loss) per share	33,030	32,134	32,847	32,097

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2006	2005

Cash, cash equivalents and available-for-sale securities	$180,090	$215,525
Other assets	44,877	47,927

Total assets	$224,967	$263,452

Total other liabilities	$29,662	$61,685
Provision for estimated settlement	30,000	—
Convertible senior notes	170,000	170,000
Stockholders’ equity (deficit)	(4,695)	31,767

Total liabilities and stockholders’ equity	$224,967	$263,452